Exhibit 99.(a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	EnerNOC, Inc.
Re:	Rejected Notice of Withdrawal Under Exchange Offer

Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):):                                         . If you wish to withdraw your previously delivered Election Form and Eligible Option Information Sheet, please complete and sign the attached Notice of Withdrawal and deliver it to EnerNOC so that it is received before 4:00 p.m., Eastern Time, on January 21, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts  02110

Attention: Laurie Harrison, Assistant General Counsel

Phone: (617) 224-9900

By Facsimile

EnerNOC, Inc.

Attention: Laurie Harrison, Assistant General Counsel

Facsimile: (617) 224-9910

By Hand or Interoffice Mail

Attention: Laurie Harrison, Assistant General Counsel

By Email (By PDF or similar imaged document file)

stockplans@enernoc.com

If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer at 4:00 p.m., Eastern Time, on January 21, 2009, all eligible option grants currently tendered by you will be cancelled for exchange.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Laurie Harrison, our Assistant General Counsel, or Michael Berdik, our Corporate Counsel, at 75 Federal Street, Suite 300, Boston, Massachusetts 02110, or by calling her or him at (617) 224-9900 or sending an email to lharrison@enernoc.com or mberdik@enernoc.com.